UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 001-14662

                            ACS - MOTION CONTROL LTD.
             (Exact name of registrant as specified in its charter)

    RAMAT GABRIEL INDUSTRIAL PARK, P.O.B. 5668, MIGDAL HA'EMEK 10500, ISRAEL
                                 +972-4-6546440
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  ORDINARY SHARES, PAR VALUE NIS 0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                       N/A
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)           [X]
Rule 12g-4(a)(2)           [_]
Rule 12h-3(b)(1)(i)        [X]
Rule 12h-3(b)(1)(ii)       [_]
Rule 15d-6                 [_]

Approximate number of holders of record as of the certification or notice date: 63

Pursuant to the requirements of the Securities Exchange Act of 1934 ACS - Motion Control Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 23, 2008              By: /s/ Ze'ev Kirshenboim
                                    -------------------------
                                    Ze'ev Kirshenboim
                                    Active Chairman of the Board and
                                    Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.